Exhibit 107.1

The pricing supplement to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price of the offerings is $1,165,000 in respect of UBSELN1522-HAL – 78016R363 and $1,180,000 in respect of UBSELN1521-INTC – 78016R355.